Salamon Group Inc.

4080 Paradise Rd. #15-901
Las Vegas, Nevada 89169
(O) 702.241.0145
(F) 604.408.3872
www.salamongroup.com

LETTER OF INTENT

September 20, 2010

Sheppard Holdings, LLC
Box 2242, RPO Banks Centre
Kelowna, BC
V1X 4K6

Re: Purchase of 100% of the issued and outstanding shares (the "Shares") of SHEPPARD HOLDINGS, LLC (the "Company")

The following sets out the basic terms upon which we would be prepared acquire the Shares. The terms are not comprehensive and we expect that additional terms, including reasonable warranties and representations, will be incorporated into a formal agreement (the "Formal Agreement") to be negotiated. The basic terms are as follows:

1. Purchaser: Salamon Group Inc. (the "Purchaser").

2. Vendor: Harold Schneider

3. Transaction: The Purchaser and the Vendor will enter into an acquisition (the "Acquisition") whereby the Purchaser will acquire the Shares from the Vendor in exchange for the Purchase Price (defined below).

4. Purchase Price: The total purchase price for the Shares will be mutually agreed upon by the parties upon completion of the Purchaser's due diligence review of the Company.

5. Access to Information: Immediately upon execution of this Letter of Intent, the Purchaser and its advisors will have full access during normal business hours to the books and records of the Company and the Vendor will deliver to the Purchaser, copies of all documents (the "Materials") pertaining to the operations of the Company.

6. Return of Materials: The Materials with respect to the Company will be destroyed if the Formal Agreement is not executed within the time provided.

7. Closing: The closing (the "Closing") of the transactions contemplated by this Letter of Intent will occur no later than 90 days from the execution of this Letter of Intent, or such other date as may from time to time be mutually agreed upon in writing by the parties. At the Closing, the Vendor will transfer the Shares to the Purchaser free from any outstanding liens, charges, claims or encumbrances and the Purchaser shall pay the Vendor the Purchase Price.

8. Purchase and Sale Agreement: Upon execution of this Letter of Intent, the Purchasers will have 60 days to conduct its due diligence investigation of the Shares. After the 60 day period, if the Purchaser wishes to continue with the purchaser of the Shares, then the Purchaser will have 30 days to draft the Formal Agreement for the Vendor's review.

9. Confidentiality: All negotiations will be kept confidential unless public disclosure is required for financing purposes to complete the transaction.

10. Good Faith Negotiations: Each of the Purchaser and the Vendor will act honestly, diligently and in good faith in their respective endeavors to negotiate, settle and execute the Formal Agreement within 90 days of executing this Letter of Intent or such other date as may from time to time mutually agreed upon by the parties.

11. Exclusive Opportunity: Following the execution of this Letter of Intent, the Vendor will not negotiate or enter into discussions with any other party or offer the Shares or any interest therein for sale to any other party until the time herein provided for settlement of the Formal Agreement has expired.

12. Standstill Agreement: Following the execution of this Letter of Intent and until the Closing, the Vendor will not, directly or indirectly, sell or encumber the Shares.

13. Representations of the Vendor. The validity of each and every one of the following representation of the Vendor will be a condition precedent to the Closing contemplated by this Agreement and to be contemplated by the Formal Agreement:

a. that the Vendor has the right, power and authority to deal with, sell, assign and dispose of the Shares and to enter into agreements with respect thereto;

b. that all consents, releases and authorizations required to sell the Shares shall have been obtained which are necessary for the Vendor to convey the Shares, free and clear, without being in breach of or in conflict with applicable law or any covenant or undertaking by which the Shares is bound;

c. that all parties holding any form of security interest in the Shares shall have provided documentation which evidences that the security interests have been released and discharged and the Purchaser will be provided with copies of such documentation;

d. that the Purchaser shall have up to 60 days following the date of execution of this Letter of Intent by all parties to conduct its due diligence assessment of the Company (the "Due Diligence Period"). The Due Diligence Period shall be deemed to have expired upon written notice by the Purchaser to the Vendor of its satisfaction of the results of its due diligence assessment. If Purchaser has not provided such written notice before such 60th day following the date of

execution of this Letter of Intent by all parties, this Letter of Intent shall be null and void and of no further force or effect, except as provided for in Section 14 below;

e. that the Purchaser shall have received the approval of it's Board of Directors to conclude the transaction contemplated herein;

f. that there is no suit, action or claim threatened or commenced against the Shares or the Company; and

g. There shall be no alteration to or business conducted in relation to the Company or the Shares between the Date of Acceptance of this Offer and the Closing Date which would have a material effect on the value of the Shares without the written consent and approval of the Purchaser;

14. Not a Binding Agreement: This Letter of Intent does not create a binding contract and will not be enforceable, except in respect of the obligations set out in paragraphs 6, 9, 10, 11 and 12. Only the Formal Agreement, duly executed and delivered by the Vendor and the Purchaser, will be enforceable, and it will supersede the provisions of this Letter of Intent and all other agreements and understandings between the Purchaser and the Vendor with respect to the subject matter of this Letter of Intent.

15. Proper Law: This Letter of Intent will be governed by and construed in accordance with the law of the Province of British Columbia and the parties hereby attorn to the jurisdiction of the Courts of competent jurisdiction of the Province of British Columbia any proceeding hereunder.

16. Counterparts and Electronic Means: This Letter of Intent may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument. Delivery to us of an executed copy of this Letter of Intent by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery to us of this Letter of Intent as of the date of successful transmission to us.

17. Acceptance: If you are agreeable to the foregoing terms, please sign and return a duplicate copy of this Letter of Intent no later than by 5:00 p.m. P.D.T. on September 21, 2010.

Yours truly,

SALAMON GROUP, INC.

Per:

John Salamon, President and CEO

[ACCEPTANCE PAGE TO FOLLOW]

The above terms are accepted this 21st day of September, 2010,

SIGNED, SEALED AND DELIVERED BY
SHEPPARD HOLDINGS, LLC

Per: ______________________
Authorized Signatory

H SCHNEIDER
Name

____
Title

SIGNED, SEALED AND DELIVERED BY
HAROLD SCHNEIDER in presence of:

____
Witness (Signature)

Jennifer Burr
Name

5-215 Neave Rd
Address

Kelowna, BC
City, State

OFFICE ADMINISTRATOR
Occupation

____
HAROLD SCHNEIDER